Exhibit 99.1

Tripadvisor Reports Second Quarter 2023 Financial Results

NEEDHAM, MA, August 2, 2023 — Tripadvisor, Inc. (Nasdaq: TRIP) (“Tripadvisor” or the “Company”) today announced financial results for the second quarter ended June 30, 2023.

•
Revenue of $494 million, reflecting year over year growth of 18%.
•
Net income of $24 million, or $0.17 diluted EPS.
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Non-GAAP net income of $49 million, or $0.34 diluted EPS.
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Adjusted EBITDA of $90 million, or 18% of revenue.

“We delivered healthy revenue growth on a consolidated basis, most notably in our experiences offerings, where we are pleased with our strong performance and market leadership in a large and growing category,” said Chief Executive Officer Matt Goldberg. “Our teams continue to focus on product innovation, including the launch of our generative AI-driven trip planning tool as the most recent example of how we plan to deliver against our engagement-driven strategy. As we look to the second half of the year, we will take an approach that balances financial discipline with executing our strategic priorities.”

“Our experiences category outperformed, while the rest of the business delivered largely within expectations with the exception of our European-sourced hotel revenue,” said Chief Financial Officer Mike Noonan. “We have initiated cost savings actions that will provide flexibility in prioritizing our strategic investment as we finish 2023, plan for 2024, and bolster our path to our long-term financial objectives.”

Second Quarter 2023 Summary

	Three months ended June 30,
(In millions, except percentages and per share amounts)	2023	2022	% Change
Total Revenue	$494	$417	18%
Tripadvisor Core (1)	$279	$274	2%
Viator	$216	$136	59%
TheFork	$38	$32	19%
Intersegment eliminations (1)	$(39)	$(25)	56%

GAAP Net Income (Loss)	$24	$31	(23)%

Total Adjusted EBITDA (2)	$90	$109	(17)%
Tripadvisor Core	$96	$116	(17)%
Viator	$(2)	$—	n.m.
TheFork	$(4)	$(7)	(43)%

Non-GAAP Net Income (Loss) (2)	$49	$54	(9)%

Diluted Earnings (Loss) per Share:
GAAP	$0.17	$0.21	(19)%
Non-GAAP (2)	$0.34	$0.37	(8)%

Cash flow from operating activities	$105	$295	(64)%
Free cash flow (2)	$90	$282	(68)%

n.m. = not meaningful

(1)
Tripadvisor Core segment revenue figures shown in this table are gross of intersegment (intercompany) revenue, which is eliminated on a consolidated basis.
(2)
“Total Adjusted EBITDA,” “Non-GAAP Net Income (Loss),” “Non-GAAP Diluted Earnings (Loss) per Share,” and “Free Cash Flow” are non-GAAP measures as defined by the U.S. Securities and Exchange Commission (the “SEC”). Please refer to “Non-GAAP Financial Measures”

below for definitions and explanations of these non-GAAP financial measures, as well as tabular reconciliations to the most directly comparable GAAP financial measures.

Cost performance – Total operating expenses were $450 million for the second quarter, an increase of 27% year over year, driven primarily by the following:

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Cost of revenue was $41 million for the second quarter, an increase of 32% year over year. Cost of revenue was 8% of revenue in the second quarter, compared to 7% of revenue in the same period a year ago due to the increased weighting of Viator cost of revenue within consolidated revenue.
•
Selling and marketing costs were $270 million for the second quarter, an increase of 24% year over year. Selling and marketing costs as a percent of revenue were 55% in the second quarter, compared to 52% of revenue in the same period a year ago. The increase as a percent of revenue was primarily due to an increase in Viator marketing costs, which includes brand spend.
•
Technology and content costs were $71 million for the second quarter, an increase of 34% year over year. Technology and content costs were 14% of revenue in the second quarter, compared to 13% in the same period a year ago, primarily due to higher people costs.
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General and administrative costs were $47 million for the second quarter, an increase of 68% year over year. General and administrative costs as a percent of revenue were 10% in the second quarter, compared to 7% in the same quarter a year ago due primarily to a non-income tax related government COVID-19 relief subsidy of approximately $11 million in TheFork segment, and approximately $2 million in non-income tax related benefit in the Tripadvisor Core segment, both of which occurred during the second quarter of 2022.

Cash & Liquidity – As of June 30, 2023, the Company had approximately $1.1 billion of cash and cash equivalents, an increase of $120 million from December 31, 2022. This increase was driven by positive operating cash flows, inclusive of an IRS audit settlement payment of $113 million during the second quarter of 2023, which was previously disclosed in prior quarters (see “Income Taxes” discussion below). We expect to receive a net refund of approximately $45 million to $55 million during the second half of 2023 primarily from a foreign jurisdiction related to this matter.

Segment Highlights

Tripadvisor Core

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Revenue was $279 million versus $274 million in the same period a year ago, reflecting year over year growth of 2%.
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Branded hotels revenue was $174 million, reflecting a year over year decline of 7%. Within branded hotels, declines in hotel meta revenue offset growth in the hotel B2B offering. Hotel meta performance resulted in low single-digit year over year declines in the U.S. and Asia-Pacific, and greater year over year declines in Europe.
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Display and platform revenue was $42 million, reflecting year over year growth of 14%.
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Experiences and dining revenue was $50 million, reflecting year over year growth of 43%.
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Other revenue was $13 million, reflecting a year over year decline of 7%.
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Adjusted EBITDA was $96 million, or 34% of revenue compared to adjusted EBITDA in the same period a year ago of $116 million, or 42% of revenue. The decline in adjusted EBITDA margin in the second quarter versus the same period a year ago was largely impacted by headcount costs growing faster than revenue, and to a lesser extent, increased performance marketing as a percent of revenue.

Viator

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Revenue was $216 million, reflecting year over year growth of 59%. Excluding the impact of currency exchange rate fluctuations, we estimate year over year growth was 61%.
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Gross bookings value (GBV) was approximately $1.1 billion reflecting year over year growth of approximately 40%. GBV is reported at the time of booking and is gross of cancellations, whereas revenue is recorded at the time of the experience and is net of cancellations.
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Adjusted EBITDA loss was $2 million, or -1% of revenue compared to adjusted EBITDA of $0 in the same period a year ago. Year over year adjusted EBITDA margin was impacted primarily by higher sales and marketing as a percent of revenue, primarily due to the year over year introduction of brand spend, which more than offset headcount cost leverage from higher revenue.

TheFork

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Revenue was $38 million, reflecting year over year growth of 19%. Excluding the impact of currency exchange rate fluctuations, we estimate year over year growth was 16%.
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Total number of bookings grew year over year by approximately 5%. The timing of brand-related campaigns in the second quarter of 2022 and the recovery in dining demand versus the prior year period drove a tougher comparison year over year in bookings growth.
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Adjusted EBITDA loss was $4 million, or -11% of revenue compared to adjusted EBITDA loss in the same period a year ago of $7 million, or -22% of revenue. Improvements in adjusted EBITDA were driven primarily by higher revenue and lower sales and marketing costs as a percent of revenue, which more than offset the impact of a non-income tax related government COVID-19 relief subsidy received during the second quarter of 2022 of approximately $11 million, which did not reoccur in 2023.

Cost Savings Actions

The company has initiated a series of actions to reduce costs, most notably headcount within the Tripadvisor Core segment, including corporate G&A, and which are expected to result in an estimated $35 million in annualized cost savings. Due to the timing of these actions, which are expected to be completed by year-end 2023, in-year savings is expected to be modest.

Share Repurchase Program

During the second quarter of 2023, the Company repurchased 4,724,729 shares of our common stock at an average price of $15.85 per share, exclusive of fees and commissions, or $75 million in the aggregate, and completed its share repurchase program.

Credit Facility

On May 8, 2023, the Company declared a "Covenant Changeover Date" (as defined in its then-existing credit agreement), thereby declaring the Company out of the financial covenant holiday and no longer subject to certain of the restrictive covenants contained in the agreement. Following that, on June 29, 2023, the Company amended the revolving credit facility to, among other things, maintain the aggregate amount available at $500 million; extend the maturity date from May 12, 2024 to June 29, 2028; increase the total net leverage ratio covenant threshold from 3.5 to 4.5; and replace the LIBOR benchmark with a secured overnight financing rate, or SOFR benchmark.

Income Taxes

As disclosed in previous filings, the Company received Notices of Proposed Adjustments from the IRS with respect to income tax returns for the years 2009, 2010 and 2011 filed by Expedia when Tripadvisor was part of Expedia Group’s consolidated income tax return. This assessment is related to certain transfer pricing arrangements with its foreign subsidiaries and we requested competent authority assistance under the Mutual Agreement Procedure (“MAP”) for those years. In January 2023, the Company received a final notice from the IRS regarding a MAP settlement for the 2009 through 2011 tax years, which the Company accepted in February 2023. During the second quarter of 2023, the Company made a U.S. federal tax payment of $113 million to Expedia related to this IRS audit settlement pursuant to the Tax Sharing Agreement with Expedia. The Company anticipates a competent authority refund, federal tax benefits, offset by state tax payments, associated with this IRS audit settlement to be substantially settled in the next twelve months, resulting in an estimated net cash inflow of $45 million to $55 million.

Conference Call

Tripadvisor will host a conference call tomorrow, August 3, 2023, at 8:30 a.m., Eastern Time, to discuss the Company’s second quarter 2023 financial results, which may include forward looking information about Tripadvisor’s business. Investors and other interested parties may also go to the Investor Relations section of Tripadvisor’s website at http://ir.tripadvisor.com for a live webcast of the conference call. A replay of the conference call will be available on Tripadvisor’s website for three months.

SELECTED FINANCIAL INFORMATION

Tripadvisor, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Revenue	$494	$417	$865	$679

Costs and expenses:
Cost of revenue (1) (exclusive of depreciation and amortization as shown separately below)	41	31	70	53
Selling and marketing (1)	270	217	488	357
Technology and content (1)	71	53	139	107
General and administrative (1)	47	28	96	68
Depreciation and amortization	21	25	42	50
Total costs and expenses	450	354	835	635
Operating income (loss)	44	63	30	44
Other income (expense):
Interest expense	(11)	(11)	(22)	(23)
Interest income	12	2	22	2
Other income (expense), net	(1)	(1)	(1)	(2)
Total other income (expense), net	—	(10)	(1)	(23)
Income (loss) before income taxes	44	53	29	21
(Provision) benefit for income taxes	(20)	(22)	(78)	(24)
Net income (loss)	$24	$31	$(49)	$(3)

Earnings (loss) per share attributable to common stockholders:
Basic	$0.17	$0.22	$(0.35)	$(0.02)
Diluted	$0.17	$0.21	$(0.35)	$(0.02)

Weighted average common shares outstanding:
Basic	140	140	141	139
Diluted	145	145	141	139

(1) Includes stock-based compensation expense as follows:

Cost of revenue	$—	$—	$1	$1
Selling and marketing	$4	$3	$8	$6
Technology and content	$10	$9	$20	$18
General and administrative	$11	$9	$19	$18

Tripadvisor, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in millions, except number of shares and per share amounts)

	June 30,	December 31,
	2023	2022
ASSETS
Current assets:
Cash and cash equivalents	$1,141	$1,021
Accounts receivable and contract assets, net (allowance for credit losses of $21 and $28, respectively)	240	205
Income taxes receivable	51	—
Prepaid expenses and other current assets	46	44
Total current assets	1,478	1,270
Property and equipment, net of accumulated depreciation of $538 and $512, respectively	194	194
Operating lease right-of-use assets	22	27
Intangible assets, net of accumulated amortization of $202 and $198, respectively	47	51
Goodwill	824	822
Non-marketable investments	33	34
Deferred income taxes, net	87	78
Other long-term assets, net of allowance for credit losses of $10 and $10, respectively	49	93
TOTAL ASSETS	$2,734	$2,569

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$47	$39
Deferred merchant payables	435	203
Deferred revenue	87	44
Income taxes payable	26	16
Accrued expenses and other current liabilities	259	231
Total current liabilities	854	533
Long-term debt	838	836
Finance lease obligation, net of current portion	55	58
Operating lease liabilities, net of current portion	10	15
Deferred income taxes, net	1	1
Other long-term liabilities	195	265
Total Liabilities	1,953	1,708

Stockholders’ equity:
Preferred stock, $0.001 par value	—	—
Authorized shares: 100,000,000
Shares issued and outstanding: 0 and 0, respectively
Common stock, $0.001 par value	—	—
Authorized shares: 1,600,000,000
Shares issued: 148,642,645 and 146,891,538, respectively
Shares outstanding: 125,073,302 and 128,046,924, respectively
Class B common stock, $0.001 par value	—	—
Authorized shares: 400,000,000
Shares issued and outstanding: 12,799,999 and 12,799,999, respectively
Additional paid-in capital	1,445	1,404
Retained earnings	212	261
Accumulated other comprehensive income (loss)	(79)	(82)
Treasury stock-common stock, at cost, 23,569,343 and 18,844,614 shares, respectively	(797)	(722)
Total Stockholders’ Equity	781	861
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,734	$2,569

Tripadvisor, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in millions)

	Three Months Ended		Six Months Ended
	June 30, 2023	June 30, 2022	June 30, 2023	June 30, 2022
Operating activities:
Net income (loss)	$24	$31	$(49)	$(3)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	21	25	42	50
Stock-based compensation expense	25	21	48	43
Deferred income tax expense (benefit)	(17)	14	(9)	14
Other, net	4	1	3	5
Changes in operating assets and liabilities, net	48	203	205	271
Net cash provided by (used in) operating activities	105	295	240	380

Investing activities:
Capital expenditures, including capitalized website development	(15)	(13)	(31)	(27)
Other investing activities, net	—	1	—	1
Net cash provided by (used in) investing activities	(15)	(12)	(31)	(26)

Financing activities:
Repurchase of common stock	(75)	—	(75)	—
Payment of financing costs related to Credit Facility	(3)	—	(3)	—
Payment of withholding taxes on net share settlements of equity awards	(3)	(1)	(12)	(9)
Payments of finance lease obligation and other financings activities, net	(1)	(2)	(3)	(4)
Net cash provided by (used in) financing activities	(82)	(3)	(93)	(13)
Effect of exchange rate changes on cash, cash equivalents and restricted cash	1	(17)	4	(19)
Net increase (decrease) in cash, cash equivalents and restricted cash	9	263	120	322
Cash, cash equivalents and restricted cash at beginning of period	1,132	782	1,021	723
Cash, cash equivalents and restricted cash at end of period	$1,141	$1,045	$1,141	$1,045

Non-GAAP Financial Measures

To supplement our unaudited condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States (“GAAP”), we also report certain non-GAAP financial measures. A “non-GAAP financial measure” refers to a numerical measure of a company’s historical or future financial performance, financial position, or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP in such company’s financial statements. These non-GAAP financial measures are not prepared under a comprehensive set of accounting rules and, therefore, should only be reviewed alongside results reported under GAAP.

We may use the following non-GAAP measures: consolidated adjusted EBITDA (including forecasted consolidated adjusted EBITDA), consolidated adjusted EBITDA margin, non-GAAP net income (loss), non-GAAP net income (loss) per diluted share, free cash flow, non-GAAP revenue growth before foreign exchange effect (or “constant currency basis” revenue growth), as well as other measures.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP and should not be considered measures of Tripadvisor’s liquidity, except free cash flow. Investors are cautioned that there are material limitations associated with the use of non-GAAP financial measures as an analytical tool. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of certain items, as defined in our non-GAAP definitions below, which are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be different from non-GAAP financial measures used by other companies, even where similarly titled, limiting their usefulness for comparison purposes and therefore should not be used to compare Tripadvisor’s performance to that of other companies. We endeavor to compensate for the limitation of the non-GAAP financial measures presented by providing tabular reconciliations to the most directly comparable GAAP financial measure, definitions, limitations, and other related information about these non-GAAP financial measures. We do not reconcile consolidated adjusted EBITDA guidance to projected consolidated GAAP net income (loss) because we do not provide guidance on GAAP net income (loss) or the reconciling items between consolidated adjusted EBITDA and GAAP net income (loss), as a result of the uncertainty regarding, and the potential variability of, certain of these items. Accordingly, a reconciliation of the non-GAAP financial measure guidance to the corresponding GAAP measure is not available without unreasonable effort.

We believe these non-GAAP financial measures provide investors and analysts with useful supplemental information about the financial performance of our business, enable comparison of financial results between periods where certain items may vary independent of business performance, and/or allow for greater transparency with respect to key measures used by management to operate and analyze our business over different periods of time.

We define our non-GAAP financial measures as below:

Tripadvisor defines “Adjusted EBITDA” as net income (loss) plus: (1) provision (benefit) for income taxes; (2) other income (expense), net; (3) depreciation and amortization; (4) stock-based compensation and other stock-settled obligations; (5) goodwill, long-lived assets and intangible asset impairments; (6) legal reserves and settlements; (7) restructuring and other related reorganization costs; and (8) non-recurring expenses and income. These items are excluded from our Adjusted EBITDA measure because these items are non-cash in nature, or because the amount is not driven by core operating results and renders comparisons with prior periods less meaningful. The Company believes that excluding these amounts better enables management and investors to compare financial results between periods as these costs may vary independent of business performance.

Tripadvisor defines “Adjusted EBITDA margin” as Adjusted EBITDA divided by revenue.

Adjusted EBITDA and Adjusted EBITDA margin are key operating performance measures used by our management and board of directors to understand and evaluate the financial performance of our business as a whole and our individual business segments, and on which internal budgets and forecasts are based and approved. In particular, the exclusion of certain expenses in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons and better enables management and investors to compare financial results between periods as these costs may vary independent of core business performance. Accordingly, we believe that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management and board of directors and allows for a useful comparison of our performance with our historical results from prior periods.

Our use of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results reported in accordance with GAAP. Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net income (loss) and our other GAAP results.

Some of these limitations are:

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Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;
•
Adjusted EBITDA does not reflect changes in, or cash requirements for, our working capital needs;
•
Adjusted EBITDA does not reflect the interest expense or cash requirements necessary to service interest or principal payments on our debt;
•
Adjusted EBITDA does not consider the potentially dilutive impact of stock-based compensation or other stock-settled obligations;
•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•
Adjusted EBITDA does not reflect certain income and expenses not directly tied to the ongoing core operations of our business, including, but not limited to, legal reserves and settlements, restructuring and other related reorganization costs;
•
Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;
•
Adjusted EBITDA is unaudited and does not conform to SEC Regulation S-X, and as a result such information may be presented differently in our future filings with the SEC; and
•
other companies, including companies in our own industry, may calculate Adjusted EBITDA differently than we do, limiting its usefulness as a comparative measure.

Tripadvisor defines “non-GAAP net income (loss),” which was revised during the first quarter of 2023, as GAAP net income (loss) excluding, net of their related tax effects (including significant adjustments related to; (i) tax audit reserves/settlements; (ii) non-recurring or infrequent income tax reserves or adjustments; and (iii) the impact of one-time changes resulting from tax legislation or legislation that impacts tax, such as the CARES Act): (1) stock-based compensation expense and other stock-settled obligations; (2) amortization of intangible assets; (3) goodwill, intangible asset, and other long-lived asset impairments; (4) legal reserves and settlements; (5) restructuring and other related reorganization costs; and (6) certain gains, losses, and other non-recurring income or expenses that we do not believe are indicative of our ongoing operating results. We believe non-GAAP net income (loss) is an operating performance measure that provides investors and analysts with useful supplemental information about the financial performance of our business, as it incorporates our unaudited condensed consolidated statement of operations, taking into account depreciation, which management believes is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, interest income, income taxes, and foreign exchange gains and losses, but excluding the impact of certain expenses, infrequently occurring items and items not directly tied to the ongoing core operations of our businesses. Non-GAAP net income (loss) also enables comparison of financial results between periods where certain items may vary independent of business performance.

Tripadvisor defines “non-GAAP net income (loss) per diluted share,” or “non-GAAP diluted EPS,” as non-GAAP net income (loss) divided by GAAP diluted shares. We believe non-GAAP diluted EPS is useful to investors because it represents, on a per share basis, our unaudited condensed consolidated statement of operations, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other items which are not allocated to the operating businesses such as interest expense, interest income, income taxes and foreign exchange gains or losses, but excluding the effects of certain expenses not directly tied to the ongoing core operations of our businesses. Tripadvisor calculates non-GAAP diluted EPS using weighted average diluted shares determined under GAAP.

Non-GAAP net income (loss) and non-GAAP diluted EPS have some of the same limitations as Adjusted EBITDA. In addition, non-GAAP net income (loss) does not include all items that affect our GAAP net income (loss) and GAAP diluted EPS for the period. Therefore, we think it is important to evaluate these measures along with our unaudited condensed consolidated statements of operations, which are prepared under GAAP.

Tripadvisor defines “free cash flow” as net cash provided by operating activities less capital expenditures, which are purchases of property and equipment, including the capitalization of website development costs. We believe this financial measure can provide useful supplemental information to help investors better understand underlying cashflow trends in our business, as it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the ongoing core operations of our businesses, such as financing activities, foreign currency exchange rate impact on cash, or certain other investing activities. Free cash flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate free cash flow along with the unaudited condensed consolidated statements of cash flows, which are prepared under GAAP.

Tripadvisor calculates the estimated effects of foreign currency exchange rates on revenue to determine constant currency revenue growth, by translating actual revenue for the current three months and year ended using the comparable prior period foreign currency exchange rates. We believe this is a useful estimate that facilitates management's internal comparison to our historical performance because the effects of foreign currency exchange rate volatility is not indicative of our ongoing core operating results.

Pursuant to the requirements of Regulation G, we present reconciliations of these non-GAAP financial measures, described above, to the most directly comparable GAAP measure in the tables below.

Tripadvisor, Inc

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

(in millions, except per share amounts and percentages)

(Unaudited)

	2021					2022					2023
	Q1	Q2	Q3	Q4	FY*	Q1	Q2	Q3	Q4	FY*	Q1	Q2	YTD*
Reconciliation from GAAP Net Income (Loss) to Adjusted EBITDA (Non-GAAP):
GAAP Net Income (Loss)	$(80)	$(40)	$1	$(29)	$(148)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$(49)
Add: Provision (benefit) for income taxes	(16)	(6)	2	(18)	(37)	1	22	37	(13)	47	58	20	78
Add: Other expense (income), net	12	11	13	19	54	13	10	8	3	34	1	-	1
Add: Legal reserves and settlements	-	-	-	-	-	-	-	-	-	1	-	-	-
Add: Non-recurring expenses (income) (1)	-	-	-	-	-	-	-	-	8	8	3	-	3
Add: Stock-based compensation expense	29	32	29	31	120	22	21	22	23	88	23	25	48
Add: Depreciation and amortization (2)	29	28	27	26	111	25	25	23	25	97	21	21	42
Adjusted EBITDA (Non-GAAP)	$(26)	$25	$72	$29	$100	$27	$109	$115	$43	$295	$33	$90	$123

Reconciliation from GAAP Net Income (Loss) to Non-GAAP Net Income (Loss):
GAAP Net Income (Loss)	$(80)	$(40)	$1	$(29)	$(148)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$(49)
Add: Stock-based compensation expense	29	32	29	31	120	22	21	22	23	88	23	25	48
Add: Legal reserves and settlements	-	-	-	-	-	-	-	-	-	1	-	-	-
Add: Non-recurring expenses (income) (1)	-	-	-	-	-	-	-	-	8	8	3	-	3
Add: Amortization of intangible assets	6	5	5	4	20	3	3	3	4	13	2	2	4
Add: (Gain)/Loss on investments	(1)	(1)	(1)	(1)	(3)	(1)	(1)	(1)	(1)	(3)	(1)	(1)	(1)
Subtract: Income tax effect of Non-GAAP adjustments (3)	7	6	11	6	30	3	-	8	7	18	2	1	4
Subtract: Non-recurring or infrequent discrete tax items (4)	-	-	-	7	7	-	-	(14)	14	-	(55)	-	(55)
Non-GAAP Net Income (Loss)	$(53)	$(10)	$23	$(8)	$(48)	$(13)	$54	$55	$10	$109	$7	$49	$56
Interest expense on 2026 Senior Notes, net of tax (5)	-	-	-	-	-	-	-	-	-	1	-	-	-
Numerator used to compute Non-GAAP net income (loss) per diluted share	$(53)	$(10)	$23	$(8)	$(48)	$(13)	$54	$55	$10	$110	$7	$49	$56

Reconciliation from GAAP Earnings per Share (EPS) to Non-GAAP EPS:
GAAP Diluted Shares Outstanding (6)	136	137	144	138	137	139	145	146	146	146	147	145	146
GAAP Diluted Earnings (Loss) per Share	$(0.59)	$(0.29)	$0.01	$(0.21)	$(1.08)	$(0.24)	$0.21	$0.17	$(0.02)	$0.14	$(0.52)	$0.17	$(0.35)
Non-GAAP Diluted Earnings (Loss) per Share as Adjusted (7)	$(0.39)	$(0.07)	$0.16	$(0.06)	$(0.35)	$(0.09)	$0.37	$0.38	$0.07	$0.75	$0.05	$0.34	$0.38
Non-GAAP Diluted Earnings (Loss) per Share as Previously Reported	$(0.39)	$(0.07)	$0.16	$(0.01)	$(0.30)	$(0.09)	$0.37	$0.28	$0.16	$0.75	n/a	n/a	n/a
Non-GAAP Diluted Earnings (Loss) per Share - increase/(decrease) as result of revised definition	$0.00	$0.00	$0.00	$(0.05)	$(0.05)	$(0.00)	$0.00	$0.10	$(0.09)	$0.00	n/a	n/a	n/a

Foreign Exchange Reconciliation:
GAAP Total Revenue Growth						113%	77%	51%	47%	65%	42%	18%	27%
Estimated effects of changes in foreign currency exchange rates						(5)%	(10)%	(12)%	(11)%	(10)%	(4)%	(1)%	(2)%
Non-GAAP Total Revenue growth on a constant currency basis						118%	87%	63%	58%	75%	46%	19%	29%

GAAP Total Tripadvisor Core Segment Revenue						79%	49%	34%	34%	45%	28%	2%	12%
Estimated effects of changes in foreign currency exchange rates						(2)%	(7)%	(9)%	(7)%	(7)%	(2)%	0%	(1)%
Non-GAAP Total Tripadvisor Core segment revenue growth on a constant currency basis						81%	56%	43%	41%	52%	30%	2%	13%

GAAP Total Viator Segment Revenue						367%	240%	138%	115%	168%	105%	59%	72%
Estimated effects of changes in foreign currency exchange rates						(6)%	(13)%	(16)%	(16)%	(15)%	(10)%	(2)%	(5)%
Non-GAAP Total Viator segment revenue growth on a constant currency basis						373%	253%	154%	131%	183%	115%	61%	77%

GAAP Total TheFork Segment Revenue						271%	78%	17%	10%	48%	35%	19%	26%
Estimated effects of changes in foreign currency exchange rates						(48)%	(26)%	(14)%	(16)%	(19)%	(6)%	3%	(1)%
Non-GAAP Total TheFork segment revenue growth on a constant currency basis						319%	104%	31%	26%	67%	41%	16%	27%

Reconciliation of GAAP Cash Flow from Operating Activities to Non-GAAP Free Cash Flow:
Cash flow provided by (used in) operations	$(19)	$126	$(64)	$65	$108	$86	$295	$60	(40)	$400	$135	$105	$240
Subtract: Capital expenditures	10	14	15	14	54	14	13	14	15	56	16	15	31
Free Cash Flow (Non-GAAP)	$(29)	$112	$(79)	$51	$54	$72	$282	$46	$(55)	$344	$119	$90	$209

Supplemental Financial Information

(in millions, except percentages)

(Unaudited)

	2021					2022					2023
	Q1	Q2	Q3	Q4	FY*	Q1	Q2	Q3	Q4	FY*	Q1	Q2	YTD*
Segments - Revenue:
Total Revenue	$123	$235	$303	$241	$902	$262	$417	$459	$354	$1,492	$371	$494	$865
Growth % (y/y)	(56)%	298%	101%	108%	49%	113%	77%	51%	47%	65%	42%	18%	27%
Tripadvisor Core	107	184	212	162	665	191	274	284	217	966	244	279	523
Growth % (y/y)	(52)%	247%	86%	72%	38%	79%	49%	34%	34%	45%	28%	2%	12%
Tripadvisor-branded hotels	74	131	143	103	451	135	188	188	140	650	168	174	343
Growth % (y/y)	(46)%	323%	113%	81%	54%	82%	44%	31%	36%	44%	24%	(7)%	7%
Tripadvisor-branded display and platform	14	26	29	29	98	26	37	33	33	130	30	42	72
Growth % (y/y)	(56)%	271%	123%	71%	42%	86%	42%	14%	14%	33%	15%	14%	14%
Tripadvisor experiences and dining (8)	12	16	23	20	70	20	35	45	34	134	33	50	83
Growth % (y/y)	(57)%	100%	44%	43%	8%	67%	119%	96%	70%	91%	65%	43%	48%
Other	7	11	17	10	46	10	14	18	10	52	13	13	25
Growth % (y/y)	(73)%	57%	(6)%	67%	(19)%	43%	27%	6%	0%	13%	30%	(7)%	4%
Viator	12	40	73	59	184	56	136	174	127	493	115	216	331
Growth % (y/y)	(67)%	3,900%	711%	638%	235%	367%	240%	138%	115%	168%	105%	59%	72%
TheFork	7	18	30	30	85	26	32	35	33	126	35	38	73
Growth % (y/y)	(77)%	200%	(6)%	76%	(1)%	271%	78%	17%	10%	48%	35%	19%	26%
Intersegment revenue (8)	(3)	(7)	(12)	(10)	(32)	(11)	(25)	(34)	(23)	(93)	(23)	(39)	(62)

Percent of Total Revenue:
Tripadvisor-branded hotels	60%	56%	47%	43%	50%	52%	45%	41%	40%	44%	45%	35%	40%
Tripadvisor-branded display and platform	11%	11%	10%	12%	11%	10%	9%	7%	9%	9%	8%	9%	8%
Tripadvisor experiences and dining (8)	10%	7%	8%	8%	8%	8%	8%	10%	10%	9%	9%	10%	10%
Other	6%	5%	6%	4%	5%	4%	3%	4%	3%	3%	4%	3%	3%
Viator	10%	17%	24%	24%	20%	21%	33%	38%	36%	33%	31%	44%	38%
TheFork	6%	8%	10%	12%	9%	10%	8%	8%	9%	8%	9%	8%	8%
Intersegment revenue (8)	(2)%	(3)%	(4)%	(4)%	(4)%	(4)%	(6)%	(7)%	(6)%	(6)%	(6)%	(8)%	(7)%

GAAP Net Income (Loss): (9)
GAAP Net Income (Loss)	$(80)	$(40)	$1	$(29)	$(148)	$(34)	$31	$25	$(3)	$20	$(73)	$24	$(49)
Growth % (y/y)	400%	(74)%	n.m.	(60)%	(49)%	(58)%	n.m.	2,400%	(90%)	n.m.	115%	(23)%	1533%
GAAP Net Income (Loss) margin	(65%)	(17%)	0%	(12%)	(16%)	(13%)	7%	5%	(1%)	1%	(20%)	5%	(6%)

Segments - Adjusted EBITDA:
Total Adjusted EBITDA	$(26)	$25	$72	$29	$100	$27	$109	$115	$43	$295	$33	$90	$123
Growth % (y/y)	n.m.	n.m.	380%	n.m.	n.m.	n.m.	336%	60%	48%	195%	22%	(17)%	(10)%
Tripadvisor Core	7	49	73	49	177	55	116	112	61	345	72	96	168
Growth % (y/y)	(90)%	n.m.	170%	n.m.	177%	686%	137%	53%	24%	95%	31%	(17)%	(2)%
Viator	(14)	(13)	1	(6)	(31)	(20)	0	12	(3)	(11)	(30)	(2)	(31)
Growth % (y/y)	(42)%	(28)%	n.m.	(63)%	(57)%	43%	n.m.	1,100%	(50%)	(65)%	50%	n.m.	55%
TheFork	(19)	(11)	(2)	(14)	(46)	(8)	(7)	(9)	(15)	(39)	(9)	(4)	(14)
Growth % (y/y)	111%	(48)%	n.m.	0%	7%	(58)%	(36)%	350%	7%	(15)%	13%	(43)%	(7)%

Adjusted EBITDA Margin by Segment:
Total	(21)%	11%	24%	12%	11%	10%	26%	25%	12%	20%	9%	18%	14%
Tripadvisor Core	7%	27%	34%	30%	27%	29%	42%	39%	28%	36%	30%	34%	32%
Viator	(117)%	(33)%	1%	(10)%	(17)%	(36)%	0%	7%	(2)%	(2)%	(26)%	(1)%	(9)%
TheFork	(271)%	(61)%	(7)%	(47)%	(54)%	(31)%	(22)%	(26)%	(45)%	(31)%	(26)%	(11)%	(19)%

(1)
The Company incurred a loss of approximately $8 million during the fourth quarter of 2022 as the result of a targeted payment fraud scheme by an external party. To the extent the Company recovers any losses in future periods related to this incident, the Company plans to reduce Adjusted EBITDA and non-GAAP net income (loss) by the recovery amount in the period of recovery. In addition, the Company expensed $3 million of previously capitalized transaction costs during the first quarter of 2023. The Company considers such costs to be non-recurring in nature.
(2)
Depreciation and amortization includes capitalized website development.
(3)
The non-GAAP adjustments described above are reported on a pre-tax basis. The income tax effect on these non-GAAP adjustments was calculated based on the individual impact that these items had on our GAAP consolidated income tax expense (benefit) for the periods presented.
(4)
Includes significant non-recurring or infrequent discrete tax items, including (1) tax audit reserves/settlements; (2) non-recurring or infrequent income tax reserves or adjustments; and (3) the impact of one-time changes resulting from tax legislation or legislation that impacts tax, such as the CARES Act.
(5)
In the year ended December 31, 2022, interest expense on our 2026 Senior Notes, net of tax, was added back to the numerator for purposes of the if-converted method used to calculate both GAAP and non-GAAP diluted net income per share, as share settlement is presumed under GAAP. This amount was not material for all other periods where GAAP and non-GAAP net income is presented.
(6)
Includes potential dilutive effect of common equivalent shares as if the Company had generated net income for the six months ended June 30, 2023, and both the three months March 31, 2023 and December 31, 2022, solely in order to calculate Non-GAAP net income diluted EPS for the six months ended June 30, 2023, and both the three months ended March 31, 2023 and December 31, 2022.
(7)
Beginning with the first quarter of 2023, the Company revised its non-GAAP net income (loss) definition to exclude the impact of significant non-recurring and/or infrequent tax reserves and adjustments, including tax audit reserve/settlement amounts. This revision had no effect on the Company’s consolidated financial statements prepared under GAAP in any period.
(8)
Tripadvisor experiences and dining revenue within the Tripadvisor Core segment shown in this table is gross of intersegment (intercompany) revenue, which is eliminated on a consolidated basis.
(9)
The Company does not calculate or report net income by segment.

* Full-year and year-to-date totals reflect data as reported and may differ from the summation of the quarterly data on this table due to rounding.

Definitions

Variable costs primarily include costs directly related to revenue generation, as well as traffic generation costs.

Fixed costs primarily include all other expenses such as compensation costs (including outsourced services), broadcast advertising (including television and connected television), G&A and other discretionary costs, not including depreciation, amortization, restructuring and other related reorganization costs, stock-based compensation, legal reserves and settlements, non-recurring expenses and income, interest expense, or income taxes.

Gross booking value (“GBV”) represents the total dollar value of experience bookings powered by the Viator platform in a given period prior to any adjustments such as date changes, refunds or cancellations. GBV is an operational measure that depicts total engagement and economic activity driven by our platform in a given period by all marketplace constituents (travelers, operators, and partners). Management uses GBV for operational decision-making purposes to monitor the growth, scale, and reach of its online marketplace as well as assess the health of its global ecosystem. Accordingly, management does not consider GBV to be an indicator of revenue or any other financial statement measure. GBV as defined may not be comparable to similarly titled measures used by other companies.

Business Metrics

We review a number of metrics, including, but not limited to, average monthly unique users, hotel shoppers, cost-per-click, gross booking value for experiences, seated diners, dining bookings, and other metrics, to evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. While these numbers are based on what we believe to be reasonable estimates for the applicable period of measurement, there are inherent challenges in measuring usage and user engagement across our large user base around the world. For example, a single user may have multiple member accounts or browse the internet on multiple browsers or devices, some users may restrict our ability to accurately identify them across visits, and we are not always able to capture user information on all of our platforms. As such, the calculations of our unique users may not accurately reflect the actual number of people or organizations using our platform. Our metrics are also affected by applications that automatically contact our servers for regular updates with no discernible user action involved, and this activity can cause our system to count the users associated with such applications as active users on the day or days such contact occurs. As such, the calculation of some of the metrics presented may be affected as a result of this activity, or other reasons. We regularly review our processes and may adjust how we calculate our internal metrics to improve their accuracy.

Safe Harbor Statement

Statements in this press release regarding management’s future expectations, beliefs, intentions, goals, strategies, plans or prospects, including, without limitation, statements relating to Tripadvisor’s future financial performance on both a GAAP and non-GAAP basis, and Tripadvisor’s prospects as a comprehensive destination for hotels, experiences, and restaurants, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws. Forward-looking statements can be identified by terminology such as “anticipate,” “believe,” “could,” “could increase the likelihood,” “estimate,” “expect,” “intend,” “is planned,” “may,” “should,” “will,” “will enable,” “would be expected,” “look forward,” “may provide,” “would” or similar terms, variations of such terms or the negative of those terms. Investors are cautioned that statements in this press release, which are not strictly historical statements, including, without limitation, statements by our executive officers with respect to growth objectives, strategic investments, and statements regarding management’s plans, objectives and strategies, constitute forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors including those risks, uncertainties and factors detailed in Tripadvisor’s filings with the SEC. As a result of such risks, uncertainties and factors, Tripadvisor’s actual results may differ materially from any future results, performance or achievements discussed in or implied by the forward-looking statements contained herein. Tripadvisor is providing the information in this press release as of this date and assumes no obligations to update the information included in this press release or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

About Tripadvisor

Tripadvisor, the world's largest travel guidance platform*, helps hundreds of millions of people each month** become better travelers, from planning to booking to taking a trip. Travelers across the globe use the Tripadvisor site and app to discover where to stay, what to do and where to eat based on guidance from those who have been there before. With more than 1 billion reviews and opinions of nearly 8 million businesses, travelers turn to Tripadvisor to find deals on accommodations, book experiences, reserve tables at delicious restaurants and discover great places nearby. As a travel guidance company available in 43 markets and 22 languages, Tripadvisor makes planning easy no matter the trip type. The subsidiaries of Tripadvisor, Inc. (Nasdaq: TRIP), own and operate a portfolio of travel media brands and businesses, operating under various websites and apps.

* Source: SimilarWeb, unique users de-duplicated monthly, June 2023

** Source: Tripadvisor internal log files

Contacts

Investors

ir@tripadvisor.com

Media

northamericapr@tripadvisor.com